EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Superconductor Technologies, Inc. on Form S-8 (File Nos. 333-50137, 333-90293, 333-56606, 333-89184, 333-102147, 333-105193, 333-106594 and 333-126121) and the Registration Statements on Form S-3 (File Nos. 333-117107, 333-148115 and 333-172190) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 30, 2012, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of Superconductor Technologies, Inc. as of December 31, 2011 and 2010 and for the years then ended, which report is included in this Annual Report on Form 10-K of Superconductor Technologies, Inc. for the years then ended December 31, 2011 and 2010.

/s/ Marcum, LLC

Los Angeles, California
March 30, 2012